Exhibit 23.2

Consent of Independent Auditors


We consent to the incorporation by reference in the Registration
Statement (Form S-3 No. 33-43267), the Registration Statement (Form S-3 No. 33-94782), the Registration Statement (Form S-3 No. 333-22211), the Registration Statement (Form S-3 No. 333-39282) of Liberty Property
Trust and Liberty Property Limited Partnership and in the related
Prospectus of our report dated February 5, 2001 (except for Note 11, as to which the date is March 14, 2001), with respect to the consolidated financial statements and schedule of Liberty Property Limited
Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2000.



Philadelphia, Pennsylvania
March 15, 2001